EXHIBIT 16.1

November 6, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington D.C. 20549

We have read the information contained in the section entitled, “Change in Accountants”, in the Registration Statement on Form S-4 to be filed by Mitek Systems, Inc. We agree with the statements made therein insofar as they relate to our firm.

Very truly yours,

/s/    Anton Collins Mitchell LLP